Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1000, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2014 RESULTS

Growth in Loans, Core Deposits and Record Core Net Income

(Bridgehampton, NY – July 28, 2014)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced its results for the second quarter of 2014 and reported record core net income and core earnings per share of $4.5 million and $.39 per share. Core net income excludes $0.2 million or $.02 per share of charges, net of tax, associated with the February 2014 acquisition of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”) and net securities gains and losses. Net income and earnings per share inclusive of these charges was $4.3 million and $.37 per share, respectively.  Highlights of the Company’s financial results for the quarter include:

•                 Record core net income of $4.5 million and $.39 per share, a 49% increase in core net income over the June 2013 quarter.

•                 Core returns on average assets and equity for June 2014 were .84% and 10.32%, respectively.

•                 Net interest income increased $4.5 million to $16.8 million for June 2014, with a net interest margin of 3.36%.

•                 Total assets of $2.2 billion at June 2014, 27% higher than June 2013.

•                 Loan growth of $300 million or 33%, compared to June 2013.

•                 Deposits of $1.75 billion, a 20% increase compared to the second quarter of 2013.

•                 Continued solid asset quality metrics and reserve coverage.

•                 Tier 1 Capital increased by $42.3 million, or 30% higher than June 2013.

•                 Declared a dividend of $.23 during the quarter.

“The record results this quarter reflect the positive aspects of the recently completed acquisition coupled with the continued momentum from our long term strategy to broaden the franchise. Our expanded footprint and larger capital base allows our team of dedicated bankers to deliver BNB’s brand of community banking services across a greater section of Long Island and into the boroughs of NYC. The success of these efforts and the seamless integration of the acquired FNBNY operations contributed to our record net interest income and core net income,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended June 30, 2014 was $4.3 million or $0.37 per share, while core net income was $4.5 million or $.39 per share, a 49% increase in core net income compared to $3.0 million or $.33 per share, for the same period in 2013. Core net income for the second quarter of 2014 excludes $0.2 million net of tax, related to FNBNY acquisition costs and net losses on securities sales resulting from repositioning the securities portfolio to mitigate interest rate risk.  The increase in net income reflects growth in earning assets generating higher net interest income and lower credit costs, with offsetting decreases in other income and increases in operating expenses.  Second quarter 2014 earnings per share reflect the additional 1.9 million shares issued with the $37.5 million common stock offering in October 2013.  Core returns on average assets and equity for the second quarter of 2014 were .84% and 10.32%, respectively, compared to .74% and 10.05%, respectively for 2013.

Net interest income grew in the second quarter of 2014, as average earning assets increased by 30% or $473.4 million, and the net interest margin increased to 3.36% from 3.23% in June 2013. This growth reflects the positive impacts of greater loan demand and higher deposit balances, including the acquired loans and deposits of FNBNY. The net interest margin’s improvement reflects higher yields on securities, and a reduced cost of funds associated with lower deposit costs.

The provision for loan losses was $0.5 million for the quarter, $0.1 million lower than June 2013, while net charge-offs were $0.2 million for the second quarter of 2014, $0.2 million lower than the second quarter of 2013.  Total non-interest income decreased $0.2 million, due primarily to $0.3 million in lower net securities gains, partially offset by increases in service fees and title fee income. Non-interest expense increased $2.8 million for the quarter compared to June 2013, reflecting the additional costs of the acquired FNBNY operations, investments in new branches, technology enhancements, additional staffing and $0.3 million in acquisition related costs.

“The year over year growth in loans, deposits and just as important, net interest margin, translated into greater interest income offsetting increased expenses of our larger organization. We recognize today’s more complex banking environment requires increased investment in systems, processes, controls and procedures. We have broadened our scale, while simultaneously identifying opportunities to enhance efficiencies. Our strategy to quickly assimilate the employees and integrate the operations of FNBNY successfully evidenced these efforts contributing directly to increased profits this quarter,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets were $2.2 billion at June 30, 2014, $460.3 million or 27% higher than June 2013 and average assets for the three months ended June 30, 2014 increased $511 million or 31% compared to June 2013. Loans grew $300 million to $1.2 billion at June 30, 2014 compared to $901 million at June 2013.  The increase in loans was driven by organic loan growth of $226 million or 25% growth over June 2013.  Earning asset growth continues to be funded principally by deposits, which increased $296 million or 20% to $1.75 billion at June 2014. Demand deposits totaled $566.5 million at June 2014, $93.6 million or 20% higher than June 2013.

Asset quality measures remained strong as non-performing assets decreased $3.2 million from $6.1 million at December 2013, to $2.9 million or 0.13% of the total assets at June 30, 2014.  Non-performing assets at June 30, 2014 include real estate owned of $0.6 million acquired under a deed in lieu of foreclosure. Non-performing loans at June 30, 2014 were $2.3 million or 0.19% of total loans, compared to $3.8 million or 0.38% at

December 2013.  Loans 30 to 89 days past due at June 30, 2014 decreased $3.1 million to $0.9 million, from $4.0 million as of June 2013 and were $0.6 million lower than December 2013.

The allowance for loan losses to total loans ratio excludes the FNBNY acquired loans recorded at their fair value, which effectively netted estimated future losses against those loan balances. The allowance for loan losses increased $0.7 million to $16.7 million from $16.0 million as of December 2013. The allowance as a percentage of BNB originated loans was 1.48% at June 2014, compared to 1.58% at December 2013, and 1.68% at June 2013. These declines reflect an improving economy, increasing collateral values, and stable asset quality trends.

Stockholders’ equity grew $13.4 million to $172.9 million at June 2014, compared to $159.5 million at December 2013.  The growth reflects earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, an increase in the fair value of available for sale investment securities partially offset by shareholders’ dividends. Overall, Tier 1 Capital increased to $183.0 million, 30% higher than the June 2013 level.  The Company’s capital ratios continue to exceed all regulatory minimums, and the Bank remains classified as “well capitalized”.

Challenges and Opportunities

“As bankers, we continue to deal with historically low interest rates and greater complexity in regulations and compliance. However, it appears there is both improvement in the economy and a productive dialogue with the regulators regarding the interpretation and implementation of these rules. Signs of economic recovery include positive employment news, higher asset/real estate values, and improved sentiment and confidence. Its sustainability remains in question, occurring against a backdrop of significant worldwide geopolitical turmoil, and fueled by extremely accommodative central banks. The outcome of these various crises will certainly present challenges as will the eventual unwinding of the liquidity injection. The potential impact on market interest rates and asset values is the industry’s greatest concern, and the primary focus for managing both interest rate and credit risk,” commented Mr. O’Connor.

“While we are cognizant of these macro concerns, our primary focus is successfully directing BNB to remain strong, flexible and opportunistic in executing our business plan.  We remain resolute in delivering on the commitments we’ve made to our community, our customers, our employees, our regulators and our shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB).  Established in 1910, BNB, with assets of approximately $2.2 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 26 retail branch locations. Through this branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.

BNB continues a rich tradition of involvement in the community, by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and FNBNY, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the FNBNY merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS
Cash and Due from Banks	$48,419	$39,997	$35,581
Interest Earning Deposits with Banks	14,782	5,576	5,241
Total Cash and Cash Equivalents	63,201	45,573	40,822

Securities Available for Sale, at Fair Value	629,067	575,179	550,950
Securities Held to Maturity	205,062	201,328	191,907
Total Securities	834,129	776,507	742,857

Securities, Restricted	10,690	7,034	5,999

Loans Held for Investment	1,200,861	1,013,263	900,943
Less: Allowance for Loan Losses	(16,680)	(16,001)	(15,130)
Loans, net	1,184,181	997,262	885,813
Premises and Equipment, net	30,846	27,983	27,801
Goodwill and Other Intangible Assets	12,640	2,224	2,252
Accrued Interest Receivable and Other Assets	53,289	40,163	23,095
Total Assets	$2,188,976	$1,896,746	$1,728,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$566,503	$582,938	$472,922
Savings, NOW and Money Market Deposits	1,016,887	855,246	825,586
Certificates of Deposit of $100,000 or more	104,913	64,445	117,887
Other Time Deposits	62,768	36,450	38,712
Total Deposits	1,751,071	1,539,079	1,455,107
Federal Funds Purchased and Repurchase Agreements	81,392	75,370	46,801
Federal Home Loan Bank Advances	146,086	98,000	75,000
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	21,551	8,835	18,135
Total Liabilities	2,016,102	1,737,286	1,611,045
Total Stockholders’ Equity	172,874	159,460	117,594
Total Liabilities and Stockholders’ Equity	$2,188,976	$1,896,746	$1,728,639

Selected Financial Data:

Tangible Book Value Per Share	$13.78	$13.90	$12.63

Capital Ratios:
Total Capital (to risk weighted assets)	13.6%	16.3%	13.7%
Tier 1 Capital (to risk weighted assets)	12.5%	15.1%	12.5%
Tier 1 Capital (to average assets)	8.5%	10.3%	8.5%

Asset Quality:
Loans 30-89 days past due	$924	$1,549	$4,033
Acquired loans 90 days past due and accruing (1)	$1,302	$1	$534

Non-performing loans	$2,327	$3,821	$3,525
Real estate owned	577	2,242	250
Non-performing assets	$2,904	$6,063	$3,775

Non-performing loans/Total loans	0.19%	0.38%	0.39%
Non-performing assets/Total assets	0.13%	0.32%	0.22%
Allowance/Non-performing loans	716.80%	418.76%	429.22%
Allowance/Total loans	1.39%	1.58%	1.68%
Allowance/Originated loans	1.48%	1.58%	1.68%

(1) Represents acquired credit impaired loans recorded at fair value and considered performing loans based on management’s cash flow expectations.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Interest Income	$18,730	$14,108	$36,088	$27,839
Interest Expense	1,915	1,802	3,737	3,605
Net Interest Income	16,815	12,306	32,351	24,234
Provision for Loan Losses	500	600	1,200	1,150
Net Interest Income after Provision for Loan Losses	16,315	11,706	31,151	23,084
Other Non Interest Income	1,847	1,760	3,439	3,240
Title Fee Income	461	398	783	684
Net Securities (Losses) Gains	(16)	310	(1,128)	648
Total Non Interest Income	2,292	2,468	3,094	4,572
Salaries and Benefits	6,412	5,326	12,618	10,720
Acquisition Costs and Branch Restructuring	300	—	4,734	—
Amortization of Core Deposit Intangible	96	15	154	31
Other Non Interest Expense	5,316	4,014	9,631	7,512
Total Non Interest Expense	12,124	9,355	27,137	18,263
Income Before Income Taxes	6,483	4,819	7,108	9,393
Provision for Income Taxes	2,165	1,567	2,384	3,028
Net Income	$4,318	$3,252	$4,724	$6,365
Basic and Diluted Earnings Per Share	$0.37	$0.36	$0.41	$0.70
Weighted Average Common Shares	11,627	9,078	11,555	9,016

Selected Financial Data:

Return on Average Total Assets	0.80%	0.79%	0.46%	0.79%

Acquisition Costs and Branch Restructuring, Net of Tax	0.04%	0.00%	0.30%	0.00%
Net Securities Losses (Gains), Net of Tax	0.00%	(0.05%)	0.07%	(0.05%)
Core Return on Average Total Assets	0.84%	0.74%	0.83%	0.74%

Return on Average Stockholders’ Equity	9.84%	10.74%	5.43%	10.73%
Acquisition Costs and Branch Restructuring, Net of Tax	0.46%	0.00%	3.55%	0.00%
Net Securities Losses (Gains), Net of Tax	0.02%	(0.69%)	0.85%	(0.74%)
Core Return on Average Stockholders’ Equity	10.32%	10.05%	9.83%	9.99%

Net Interest Margin	3.36%	3.23%	3.41%	3.26%
Core Efficiency	60.45%	63.24%	59.89%	63.33%
Core Operating Expense as a % of Average Assets	2.19%	2.26%	2.19%	2.27%

Reconciliation of GAAP and core net income and earnings per share for the three and six months ended June 30, 2014 and 2013:

	Three months ended				Six months ended
	June 30,				June 30,
	2014		2013		2014		2013

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$4,318	$0.37	$3,252	$0.36	$4,724	$0.41	$6,365	$0.70
Adjustments:
Acquisition Costs and Branch Restucturing, Net of Tax	200	0.02	—	—	3,082	0.27	—	—
Net Securities Losses (Gains), Net of Tax	10	—	(209)	(0.03)	733	0.06	(439)	(0.04)
Net Income/Diluted Earnings Per Share - Core	$4,528	$0.39	$3,043	$0.33	$8,539	$0.74	$5,926	$0.66

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income adjusted for acquisition costs for the FNBNY merger, and branch restructuring costs, and net securities losses/gains) and GAAP earnings per share and core earnings per share.  The Company’s management believes the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended June 30,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,156,025	$14,070	4.88%	$864,353	$11,190	5.19%
Securities	873,958	4,931	2.26	692,528	3,214	1.86
Deposits with banks	11,364	7	0.25	11,076	8	0.29
Total interest earning assets	2,041,347	19,008	3.73	1,567,957	14,412	3.69
Non interest earning assets:
Other Assets	127,519			89,911
Total assets	$2,168,866			$1,657,868

Interest bearing liabilities:
Deposits	$1,167,140	$1,131	0.39%	$973,453	$1,286	0.53%
Federal funds purchased and repurchase agreements	74,738	140	0.75	62,541	126	0.81
Federal Home Loan Bank advances	163,880	302	0.74	23,260	48	0.83
Junior Subordinated Debentures	16,002	342	8.57	16,002	342	8.57
Total interest bearing liabilities	1,421,760	1,915	0.54	1,075,256	1,802	0.67
Non interest bearing liabilities:
Demand deposits	556,655			454,283
Other liabilities	14,478			6,923
Total liabilities	1,992,893			1,536,462
Stockholders’ equity	175,973			121,406
Total liabilities and stockholders’ equity	$2,168,866			$1,657,868

Net interest income/interest rate spread		17,093	3.19%		12,610	3.02%

Net interest earning assets/net interest margin	$619,587		3.36%	$492,701		3.23%

Less: Tax equivalent adjustment		(278)			(304)

Net interest income		$16,815			$12,306

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Six months ended June 30,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,110,494	$27,386	4.97%	$837,505	$21,858	5.26%
Securities	826,666	9,266	2.26	692,919	6,597	1.92
Deposits with banks	11,498	15	0.26	9,682	13	0.27
Total interest earning assets	1,948,658	36,667	3.79	1,540,106	28,468	3.73
Non interest earning assets:
Other Assets	117,082			80,104
Total assets	$2,065,740			$1,620,210

Interest bearing liabilities:
Deposits	$1,123,867	$2,238	0.40%	$953,531	$2,584	0.55%
Federal funds purchased and repurchase agreements	69,196	269	0.78	60,012	250	0.84
Federal Home Loan Bank advances	123,974	547	0.89	19,153	88	0.93
Junior Subordinated Debentures	16,002	683	8.61	16,002	683	8.61
Total interest bearing liabilities	1,333,039	3,737	0.57	1,048,698	3,605	0.69
Non interest bearing liabilities:
Demand deposits	545,188			445,205
Other liabilities	12,213			6,661
Total liabilities	1,890,440			1,500,564
Stockholders’ equity	175,300			119,646
Total liabilities and stockholders’ equity	$2,065,740			$1,620,210

Net interest income/interest rate spread		32,930	3.22%		24,863	3.04%

Net interest earning assets/net interest margin	$615,619		3.41%	$491,408		3.26%

Less: Tax equivalent adjustment		(579)			(629)

Net interest income		$32,351			$24,234